Exhibit 21.2

DASAN Zhone Solutions, Inc.
List of Subsidiaries
DASAN Zhone Solutions, Inc. had the following subsidiaries at December 31, 2018:

Name	Organized under the laws of
Ark Electronic Products, Inc.	Florida
Astarte Fiber Networks, Inc.	Colorado
DASAN Network Solutions, Inc.	United States
DASAN Network Solutions, Inc. (Korea)	Korea
DASAN India Private Limited	India
DASAN Network Solutions, Japan Co., Ltd. (Formerly: HandySoft Japan Co., Ltd.)	Japan
DASAN Vietnam Co., Ltd.	Vietnam
D-Mobile Limited	Taiwan
Paradyne Corporation	Delaware
Paradyne Finance Corp.	Delaware
Paradyne Worldwide Corporation	Delaware
Premisys Communications, Inc.	Delaware
Premisys Communications Ltd.	United Kingdom
Xybridge Technologies, Inc.	Texas
Zhone AB	Sweden
Zhone International Ltd.	Cayman Islands
Zhone Technologies B.V.	Netherlands
Zhone Technologies Campus, LLC	California
Zhone Technologies De Argentina SRL	Argentina
Zhone Technologies de Colombia Limitada	Colombia
Zhone Technologies do Brasil LTDA	Brazil
Zhone Technologies GMBH	Germany
Zhone Technologies, Inc.	Canada
Zhone Technologies International, Inc.	Delaware
Zhone Technologies Limited	Hong Kong
Zhone Technologies Ltd.	United Kingdom
Zhone Technologies Pte. Ltd.	Singapore
Zhone Technologies S. de R.L. de C.V.	Mexico
Zhone Technologies S.R.L.	Italy
ZTI Merger Subsidiary III, Inc.	Delaware
Zhone Technologies, SA (PTY) LTD	South Africa